Exhibit 10.53

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made and entered into as of the first of January, 2005, by and between Berlin Radiation Therapy Treatment Center, LLC, a Maryland limited liability company (“BRT”) and Katin Radiation Therapy, P.A,, a Maryland professional corporation (the “P.A.”).

INTRODUCTION

1.         BRT operates a radiation oncology facility, located at 314 Franklin Avenue, Berlin, Maryland 21811 (the “Cancer Center”).

2.         The P.A. has substantial expertise in the provision of professional radiation oncology services.

3.         BRT desires to engage the P.A., on an independent contractor basis, to be the exclusive provider of professional medical radiation oncology services for and on behalf of BRT, and the P. A. desires to accept such engagement, subject to the terms of this Agreement.

THEREFORE, the parties hereto agree as follows:

ARTICLE I - DUTIES AND RESPONSIBILITIES OF THE P.A.

1.1       General Description of Services. Subject to the terms and conditions of this Agreement, BRT hereby engages the P.A. on an independent contractor basis as the exclusive provider of the services described below.

1.2       Specific Duties and Responsibilities. The services provided by the P.A. will include the following:

(a)         Licensed Radiation Oncologist. The P.A, shall, at its cost, provide to BRT one or more radiation oncologists, licensed in the State of Maryland and board certified in radiation oncology (the “Physician”), each of whom shall be participating providers in the Medicare and Maryland Medicaid programs, to provide professional services to patients at the Cancer Center. BRT shall have the right to approve the Physician assigned to this position. Further, if BRT is dissatisfied with the services of the Physician hereunder, BRT shall notify the P.A. of such dissatisfaction in writing. BRT and the P.A. shall then consult with each other in good faith to determine whether the performance of the Physician is capable of being brought to acceptable levels through counsel and assistance, or whether the Physician should be replaced. Notwithstanding the foregoing, BRT shall have the ultimate authority to determine whether the Physician should be replaced; and if BRT makes a request to have the Physician replaced, the P.A. shall promptly replace the Physician with another duly licensed radiation oncologist who shall be reasonably satisfactory to BRT. A list of the Physicians currently engaged by the P.A. is attached hereto as Exhibit A and shall be periodically updated as necessary.

(b)         Licensed Registered Nurse. In addition, the P.A. shall, at its cost, provide to BRT one or more registered nurses, licensed in the State of Maryland (the “R.N.”), to provide professional services to patients at the Cancer Center. BRT shall have the right to approve the

R.N. assigned to this position. Further, if BRT is dissatisfied with the services of the R.N. hereunder, BRT shall notify the P.A. of such dissatisfaction in writing. BRT and the P.A. shall then consult with each other in good faith to determine whether the performance of the R.N. is capable of being brought to acceptable levels through counsel and assistance, or whether the R.N. should be replaced. Notwithstanding the foregoing, BRT shall have the ultimate authority to determine whether the R.N. should be replaced; and if BRT makes a request to have the R.N. replaced, the P.A. shall promptly replace the R.N. with another duly licensed registered nurse who shall be reasonably satisfactory to BRT.

(c)         Coordination. The P.A. will coordinate with BRT the scheduling needs of the Cancer Center so that the work needs are met in a timely manner satisfactory to BRT. Without limiting the generality of the foregoing, it is anticipated that the Physician and R.N. shall during the Term (as hereinafter defined) of this Agreement be physically present at the Cancer Center to provide radiation oncology services hereunder on a full-time basis, Monday through Friday, between the hours of 8:00 a.m and 5:00 p.m.

(d)         Medical Devices and Supplies. The P.A. shall be responsible for providing all treatment devices and medical supplies necessary for the performance of its services required to be performed by it or its employees under the terms of this Agreement. All sales taxes incurred in connection with acquiring such equipment and supplies shall be borne by the PA.

(e)         Compliance with BRT Policies and Procedures. The P.A. in providing services hereunder shall comply with the rules, regulation and policies of BRT, Each Physician shall make any and all decisions pertaining or related to the practice of medicine and the care and treatment of patients under such Physician’s care. Notwithstanding any provision herein to the contrary, each Physician shall perform all services with respect to the diagnosis and treatment of patients in such manner as such Physician, in the independent exercise of his or her medical judgment, deems to be in the best interests of the patients.

(f)          Billing and Collection. All fees and charges for services performed by the P.A, or its employees hereunder, shall be billed by BRT in BRT’s name and shall be deposited in a bank account maintained by BRT. The P.A. shall not bill any patient or third party payor any amount for services performed or provided by the P.A. hereunder. The P.A. hereby irrevocably assigns and grants to BRT the right to bill all patients and third party payors for, and to collect all fees and charges payable in connection with, all services personally performed or provided by the P.A. hereunder. The P.A. shall take such actions and shall execute and deliver to BRT all such documents and instruments as BRT may deem necessary or advisable to carry out the provisions of this Section.

The P.A. hereby appoints BRT to be its true and lawful attorney-in-fact to execute, deliver or endorse checks, applications for payment, insurance claim forms, or other documents and instruments, and to take such other action, as BRT shall reasonably determine, to fully collect, secure, or realize all sums lawfully due to BRT, for services personally performed or provided by the P.A. hereunder.

(g)         Exclusivity. The parties agree and acknowledge that the P.A. shall be the exclusive provider of professional radiation therapy services to the LLC. In no event during the Term of this Agreement shall the LLC engage any other party to provide professional radiation therapy services on its behalf.

ARTICLE II - RELATIONSHIP OF PARTIES; MALPRACTICE INSURANCE

2.1       P.A. Control. BRT shall neither have nor exercise any control or direction over the methods by which the P.A., any Physician or its other professional employees shall perform their respective professional functions. The P.A. shall have the exclusive authority to assign its Physician and other professional and non-professional employees to perform specific duties and to assign cases and responsibilities. BRT shall have no control over, or right to interfere with, the means employed by P.A, and its Physician in the performance of their medical duties under this Agreement.

2.2       Independent Contractor Relationship, The relationship between BRT and the P.A. is an independent contractor relationship. Neither BRT nor its officers, directors, shareholders, employees, or agents are employees or agents of the P.A., and neither the P.A. nor its officers, directors, shareholders, employees, or agents are employees or agents of BRT. None of the provisions of this Agreement shall be construed to create a relationship of agency, representation, joint venture, partnership, association, ownership, control, or employment, or other affiliation or like relationship, between the parties hereto other than that of independent parties contracting solely for the purpose of effectuating this Agreement. Each party hereto agrees and acknowledges that such party has no right or authorization, express or implied, to act for the other party or to incur, assume, or create any obligation or liability on behalf of the other party or make any representations or warranties concerning the other party, or bind the other party in any manner, whatsoever.

2.3       Employment Taxes and Benefits. Each party hereto shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related statutes applicable to that party. Neither BRT, its employees, or independent contractors, nor the P.A,, its employees, or independent contractors, shall claim against the other for worker’s compensation, sick leave, vacation pay, retirement benefits, social security benefits, or any other employee benefits, all of which will be the respective and sole responsibility of the respective parties. Without limiting the generality of the foregoing, the P.A. shall be responsible for the actual cost of all benefits, including base salary and overtime, fringe benefits, business, health and disability insurance and worker’s compensation insurance relative to the Physician.

2.4       Medical Malpractice Insurance. During the Term of this Agreement, the P.A. shall obtain and maintain, at its expense, medical malpractice liability insurance for the P.A. and the Physician with a carrier licensed to do business in the State of Maryland and with limits not less than $1,000,000 per occurrence and $3,000,000 in the aggregate. The P.A. shall provide BRT with certificates of insurance evidencing the insurance coverage required under this Section 2.5 upon execution of this Agreement. The P.A. shall promptly notify BRT of any cancellation, reduction, or other material changes in the amount or scope of any coverage required under this Section 2,5. If this Agreement terminates for any reason, the P.A. shall, at its cost and expense, continue to maintain such medical malpractice liability insurance coverage for the applicable statute of limitations for personal injury relative to the services provided hereunder; or if this Agreement terminates for any reason, or if such medical malpractice liability insurance coverage terminates for any reason, the P.A. shall, at its cost and expense, purchase, or arrange to purchase, either (a) an extended reporting endorsement with respect to such medical malpractice liability insurance (i.e., tail insurance) for the maximum period that may be purchased from its insurer, or (b) “prior acts” coverage from a new insurer reasonably acceptable to BRT with a retroactive date on or prior to the date the P.A. or the Physician began providing services hereunder, and the P.A. shall maintain such “prior acts” coverage for the applicable statute of limitations for personal injury relative to the services provided hereunder.

2.5       Third Party Contracts. The P.A. agrees to use best efforts to become credentialed in connection with third party payor contracts, including but not limited to contracts with governmental payors, insurers, and managed care organization such as health maintenance organizations (“HMOs”), preferred provider organizations (“PPOs”) or independent practice associations (“IPAs”) with which the LLC contracts.

ARTICLE III - COMPENSATION

3.1       Fees. Subject to the provisions of Section 3.3 hereof, the P.A. shall be entitled to receive, for each year of this Agreement, compensation for its services under this Agreement equal to twenty-four percent (24%) of BRT’s annual “Net Global Collections.”

For purposes of this Agreement, “Net Global Collections” means the fees and charges actually collected by BRT during the applicable year that are attributable to radiation oncology services performed or provided by the P.A. hereunder at the Cancer Center, less refunds to patients and third party payors, and offsets, overpayments, recoupments, and re-application of revenues in order to address adjustments by third party payors, including, without limitation, Medicare or Medicaid.

3.2       Annual Evaluation. BRT and the P.A. shall meet within thirty (30) days of the expiration of each twelve (12) month period of the term of this Agreement for purposes of discussing the adequacy of the fees payable hereunder.

ARTICLE IV - COMPLIANCE WITH LAWS

Each party hereto shall, during the Term of this Agreement, comply with all applicable federal, state, and local laws, rules, and regulations, in connection with the performance of its obligation hereunder and the conduct of its business, including, without limitation, federal and state statutes, rules, and regulations which prohibit presenting or causing to be presented a false claim for payment, making a false statement or using a false record in order to obtain any benefit or payment, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind, or offering to pay or receive such remuneration, in return for referring an individual to any person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a state or federal healthcare program or any other person or entity, including, without limitation, the Medicare and Medicaid programs, or in return for purchasing, leasing, or ordering or arranging for, or recommending, purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by a state or federal healthcare program or any other person or entity, including, without limitation, the Medicare and Medicaid programs, or referring a patient for “designated health services” (as defined in 42 U.S.C. § 1395nn, as the same may be amended from time to time (or any corresponding provisions of succeeding law)) to a person or entity with which the referring physician has a financial relationship.

ARTICLE V - TERM AND TERMINATION

5.1       Term. The term of this Agreement shall commence on April 1, 2005 and shall continue in effect for an initial term of thirty-six (36) months. Unless sooner terminated in accordance with the provisions of this Article V, this Agreement shall be renewed for successive twelve (12) month terms thereafter unless either party gives notice to the other in writing at least ninety (90) days in advance of the then expiring term of its intention not to renew the Agreement.

5.2       Termination by Either Party. This Agreement may be terminated by either party upon written notice to the other party (the “Other Party”) for any of the following reasons:

(a)         upon the filing of a petition in an involuntary action by, or upon the entry of an order or decree in an involuntary action against, the Other Party, under the Bankruptcy Code or any successor statute thereto;

(b)         institution by the Other Party of proceedings, other than under the Bankruptcy Code, of any nature under any laws of the United States or of any state, whether a now existing or subsequently enacted or amended, for the relief of debtors wherein such Other Party is seeking relief as a debtor;

(c)         a general assignment of all or substantially all of its assets by the Other Party for the benefit of creditors;

(d)         a proposed plan or arrangement or other action by the Other Party’s creditors taken as a result of a general meeting of the creditors of such Other Party;

(e)         upon the issuance of a final order or decree of any court or governmental agency having jurisdiction over the parties which order or decree requires the termination of this Agreement; or

(f)          In the event that the Other Party or any of its officers, directors or Physicians providing services under this Agreement becomes ineligible to participate or is barred from participation in the Medicare or Medicaid programs.

5.3       Termination by BRT.

(a)         BRT may terminate this Agreement upon the failure by the P.A. to observe or perform any of its covenants, agreements, warranties, or representations contained in this Agreement if such failure shall remain uncured for a period of thirty (30) calendar days after written notice thereof specifying such failure has been given to the P.A.

(b)         BRT may immediately terminate this Agreement in the event Michael Katin, M.D. is no longer the sole shareholder of the P.A.

5.4       Termination by the P.A. The P.A. may terminate this Agreement upon failure by BRT to observe or perform any of its agreements, covenants, warranties, or representations contained in this Agreement if such failure shall remain uncured for a period of thirty (30) days after written notice thereof, specifying such failure, has been given to BRT.

5.5       Prospective Legal Events. Notwithstanding anything to the contrary contained in this Agreement, if: (a) the performance by either party hereto of any term, covenant, condition or provision of this Agreement could in the reasonable opinion of counsel for BRT or the P.A., be deemed to jeopardize (i) the license of BRT, or (ii) participation by either party in the Medicare Program, the Medicaid Program, or any other government sponsored health care program, or any other health care program; or (iii) for any other reason such performance should be deemed, in the reasonable opinion of counsel for BRT or the P.A., to be in violation of any federal or state law, rule, regulation, or ordinance, or otherwise deemed to be actually illegal or likely illegal, BRT and the P.A, will promptly meet and attempt to re-negotiate, in good faith, an amendment to this Agreement so as to bring this Agreement into compliance with such law, rule or regulation, or otherwise remove the alleged violation. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the parties hereto.

If within thirty (30) calendar days of the commencement of such negotiations (the “Negotiation Period”), BRT and the P.A. have been unable to reach an agreement regarding an amendment which shall bring this Agreement into compliance with such law, rule, or regulation, or otherwise remove such violation, and preserve the underlying economic and financial arrangements between the parties hereto, then either party may, within thirty (30) calendar days after the expiration of the Negotiation Period, elect to terminate this Agreement by giving written notice to the other which notice shall specify a termination date which shall be on the last day of a month. This Agreement shall automatically terminate upon the termination date specified in such notice, with all obligations and responsibilities of each party to the other hereunder terminating, except that each party shall be fully liable and responsible for any obligations which have accrued prior to the effective date of such termination.

5.6       Rights and Remedies.

(a)         Upon expiration or sooner termination of this Agreement, all obligations of each party to the other under this Agreement shall cease, except such termination shall not relieve either party of any obligation to the other in accordance with this Agreement with respect to services performed prior to such termination.

(b)         In the event of any breach by either party of this Agreement and the failure to cure it within the requisite grace period, the non-breaching party shall be entitled to any relief to which it may be entitled at law or in equity.

5.7       Medical Records. All medical records, case records, case histories, notes, plans of care, financial records, and all other records and information relating in any way to any patient who receives services at the Cancer Center shall at all times belong to and remain the property of BRT, and shall be located at the Cancer Center, and BRT shall be the records owner thereof. If this Agreement terminates for any reason, the P.A. shall, and shall cause the Physician, to promptly return to BRT all such records that the P.A. or the Physician may then have, or at any time thereafter discover to be, in their possession. During the Term of this Agreement and thereafter, the P.A. or its representative shall on reasonable advance notice have reasonable access during normal business hours to review and copy, at its expense, the medical records of all patients of the Cancer Center who have received services from the Physician.

5.8       Access to Books and Records. Upon the written request of the Secretary of the Department of Health and Human Services or the Comptroller General or any other duly authorized representative thereof, the P.A. shall make available for inspection those contracts, books, documents, and records necessary to verify the nature and extent of the cost of providing its services hereunder. Such inspection shall be available for up to four (4) years after such services are rendered. If the P.A. carries out any of its duties hereunder through subcontract with a value of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period with a related individual or organization, the P.A. agrees to include this requirement in such subcontract. If a written request for inspection from the Secretary of the Department of Health and Human Services or the Comptroller General or any other duly authorized representative thereof is served on the P.A., the P.A. will use its reasonable best efforts to notify the Center in writing prior to responding to the request.

ARTICLE VI - COVENANT NOT-TO-COMPETE

6.1       (a)      The P.A. covenants and agrees that during the term of this Agreement and for a period of twenty-four (24) months following the expiration or other termination of this Agreement (or any renewal thereof), neither it nor any of its employees or shareholders shall: (i) engage in the practice of radiation oncology or engage in the ownership, operation or management of a radiation oncology practice or facility (a “Competing Business”) within 25 miles of the Cancer Center (the “Service Area”); (ii) whether as owner, stockholder, partner, member, director or consultant in any Competing Business in the Service Area; (iii) for its or their own account or the account of others, induce any patient of the Cancer Center to patronize any Competing Business; (iv) canvass or solicit any business relationship from any patients of the Cancer Center; (v) directly or indirectly request or advise any patients of the Cancer Center to withdraw, curtail, or cancel such patient’s business with the Cancer Center; or (vi) urge, induce, entice or in any manner whatsoever solicit the employees of BRT to leave BRT’s employ or engage (or cause a third party to engage any individual who was an employee of BRT within the twelve month (12) period preceding the termination of this Agreement; provided however, the foregoing shall not be deemed to prohibit or restrict the P.A., its shareholders or employees from providing services where currently under agreement to do so with Peninsula Regional Medical Center in Salisbury, Maryland and Naticoke Health Services in Seaford, Delaware.

(a)         BRT shall also be entitled to an injunction restraining the P.A. from violating the terms of the restrictive covenant set forth herein (without the necessity of securing a bond) and any other legal or equitable remedies available for such breach or threatened breach.

(b)         If the P.A. violates this restrictive covenant and BRT brings legal action for injunctive or other relief, BRT shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified herein, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of your first violation of the covenant.

(c)         The P. A. acknowledges that the provisions of this paragraph are necessary and reasonable in order to protect BRT in the conduct of its business, particularly in light of the difficultly in ascertaining damages in the event of a breach.

(d)    If any court or tribunal of competent jurisdiction determines that the duration, geographical limit or any other aspect of the above restrictive covenants is unenforceable in accordance with its terms in a particular jurisdiction, such covenant shall not terminate; instead, such covenant shall be deemed amended to the extent required to render it valid and enforceable in such jurisdiction and such court or tribunal is hereby authorized and directed to amend the non-competition covenant contained herein only to the extent that such court or tribunal determines such an amendment is necessary to make it valid and enforceable in said jurisdiction (with as minimal a change from the covenant as drafted as is legally permissible).

ARTICLE VII - INDEMNIFICATION

7.1       BRT’s Obligation. BRT shall, and does hereby agree to, hold harmless and indemnify the P.A. and its officers, directors, employees, agents, and shareholders from all liabilities, costs or expenses, including legal fees and court costs, arising from (i) its negligent acts or omissions and those of its employees including, but not limited to, claims of professional malpractice, (ii) services performed by BRT under this Agreement, or (iii) BRT’s failure to observe or perform any of covenants, warranties, representations or requirements contained in this Agreement.

7.2       The P.A.’s Obligation. The P.A. shall, and does hereby agree to, hold harmless and indemnify BRT, its officers, directors, employees, agents and shareholders from all liabilities, costs, or expenses, including legal fees and court costs, arising or resulting from (i) its negligent acts or omissions and those of its employees including, but not limited to, claims of professional malpractice, (ii) services performed by the P.A. under this Agreement, or (iii) the P.A.’s failure to observe or perform any of its covenants, warranties, representations, or requirements contained in this Agreement.

ARTICLE VIII - GENERAL TERMS

8.1       Notices. All notices or other communications that are required or may be given or made pursuant to this Agreement shall be in writing and shall be: (a) delivered personally, by hand, or by telefax, or (b) delivered by registered or certified mail, return receipt requested, through the United States mail, postage prepaid, or (c) delivered through or by Federal Express, Express Mail, or other expedited mail or package service, addressed to the parties as follows:

If to BRT:	Berlin Radiation Therapy
Treatment Center, LLC
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: David Koeninger

with a copy to:	Peninsula Health Ventures, Inc.
100 East Carroll Street
Salisbury, Maryland 21804

If to the P.A.:	Katin Radiation Therapy, P.A.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Michael Katin, M.D.

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (a) five (5) calendar days after the deposit of such notice or communication in the United States mail, certified, return receipt requested, with proper postage affixed thereto; (b) upon the first business day after depositing such notice or other communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next day delivery service has been requested and paid for; or (c) upon delivery if hand delivered or telefaxed to the appropriate address.

8.2       Entire Agreement. This Agreement between BRT and the P.A. contains the entire agreement between the parties hereto and supersedes all prior agreements between the parties hereto, whether written or oral, as of the date of this Agreement. The parties acknowledge and agree that neither of them has made any representations with respect to the subject matter of such agreements, or any representation inducing the execution and delivery hereof except such representations as are specifically set forth herein or therein, and each of the parties hereto acknowledges that it has relied on its or his own judgment in entering into the same.

8.3       Modification and Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by authorized representatives of BRT and the P.A, No waiver by BRT or the P.A. of any default or breach of any provision of this Agreement by the other shall be deemed to extent to or operate as a waiver of any prior or subsequent default or breach of any provision of this Agreement or affect in any way any right arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of BRT or the P.A. in exercising any right or remedy that such party may know or hereafter have hereunder or otherwise at law or in equity shall operate as a waiver thereof, and no single or partial exercise by such party of any such right to remedy shall preclude any other future exercised thereof or the exercise of any other right or remedy.

8.4       Binding Effect; Benefit. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

8.5       No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.6       Severability. Except as otherwise provided in Article VI hereof, in the event any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulation duly promulgated by officers of the United States, or of the State of Maryland acting in accordance with law, or is declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Agreement will remain in full force and effect.

8.7       Waiver of Breach. Waiver of a breach of any provision of this Agreement will not be deemed a waiver of any other breach of either the same or any different provision of this Agreement.

8.8       Assignment. Neither of the parties may assign this Agreement without the consent of the other party.

8.9       Plural. Whenever the singular is used, it shall include the plural and wherever the plural is used it shall include the singular.

8.10     Approval. Except as otherwise provided herein, whenever this Agreement requires the approval, consent or permission of any party hereto, such approval, consent or permission by such party shall not be unreasonably withheld or delayed and shall be given in writing and within thirty (30) calendar days of the request (unless a different time period is specified), specifying the reasons therefor or the same is approved, consented to, or permitted, as the case may be. In the event of an emergency requiring approval, such approval request shall be responded to within twenty-four (24) hours of delivery of the request to the designated representative of the appropriate party or at the earliest possible time thereafter. Further, once a consent, approval, etc., has been given, it may not be rescinded in later submissions covering such matters unless approved items are materially modified.

8.11     Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Maryland.

8.12     Costs of Enforcement. If any action at law or in equity (including any arbitration or appellate proceeding) is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to all costs and reasonable legal and accounting fees, expenses, costs, and disbursements, at all levels of arbitration, litigation, or appeal, as the case may be, in addition to any other relief to which such party may be entitled.

8.13     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be made and entered into on the date last below written with the intent to be legally bound.

BERLIN RADIATION THERAPY TREATMENT CENTER, LLC

By:	/s/ David M. Koeninger
	Name:	David M. Koeninger
	Title:	Vice President

KATIN RADIATION THERAPY, P.A.

By:	/s/ Michael J. Katin, M.D.
	Name:	Michael J. Katin, M.D.
	Title:	President

EXHIBIT A

Licensed Radiation Oncologists - December 31, 2004

Michael J. Katin, M.D.

Mark L. Sobczak, M.D.

Manoj Jain, M.D.

Edward Kiggundu, M.D.